Exhibit 10.5
Personal and Confidential
November 3, 2008
Mr. Paul Kerrigan
c/o Brookfield Homes Corporation
181 Bay Street, Suite 300
Toronto, ON M5J 2T3
Dear Paul:
Further to our discussions related to your departure, we would like to outline the following financial and other arrangements related to your departure from Brookfield Homes Corporation (“Brookfield”):
1.	You will remain on our payroll and continue to receive your regular remuneration and full benefits in the normal way until November 28, 2008 (the “Departure Date”).

2.	The following will be paid to you with the first pay following the Departure Date:
a.	A payment of $575,000.

b.	A $15,000 payment into your Registered Retirement Savings Plan (“RRSP”).

c.	Any outstanding vacation entitlement which will be reconciled and paid to you from 2008.
3.	Commencing on November 28, 2008 and until the earlier of either the date you find Alternate Employment or August 29, 2009, you will continue to receive your “Salary” (defined as $420,000 per annum), health, and dental, and life insurance benefits (including Medcan assessment and fitness reimbursement). For the purpose of this agreement “Alternate Employment” is intended to cover any full-time employment, part-time employment or consulting arrangements. Long Term Disability and Accidental Death and Dismemberment benefits will cease on your Departure Date. You may choose to convert your life insurance as per the plan particulars within 31 days of the end of coverage. Also, please be advised that Brookfield reserves the right to add/delete or modify all or any portions of the benefit plan during the aforementioned period up to November 28, 2008.

4.	(a) If Alternate Employment commences prior to August 29, 2009, your salary, health, dental and life insurance benefits will cease, effective upon the commencement of Alternate Employment and, at that time you will receive a lump sum payment equivalent to the sum of 50% of the Salary that would have been paid to you between the commencement of Alternate Employment and December 29, 2009 and an additional $15,000 payment into your RRSP.
or

(b) If you have not commenced Alternate Employment prior to August 29, 2009, your Salary, health and dental benefits will cease on August 29, 2009 and you will receive a lump sum payment with your final Salary payment equivalent to $140,000 plus an additional $15,000 payment into your RRSP.
5.	You will be required to exercise all vested Options to purchase Brookfield Homes Corporation Common Shares (“Options”) by the earlier of either your commencement of Alternate Employment or September 30, 2009. You currently hold a total of 215,000 options of which 70,000 are Vested and 43,000 Unvested Options scheduled to vest in February 2009. Subject to the Compensation Committee’s approval:
a.	Your 43,000 Options will continue to vest until the earlier of either the date on which you commence Alternate Employment or September 30, 2009; and

b.	You will be permitted to exercise all Vested Options up to and including September 30, 2009.

c.	You will have the same rights as any other option holder until September 30, 2009.
6.	You currently have 315,221 Deferred Share Units. You are entitled to redeem the vested units upon Deemed Departure. Also, subject to the Compensation Committee’s approval:
a.	For the purpose of this plan, “Deemed Departure” is defined as the date your salary continuance payments end, (no later then August 29, 2009, under the terms of this agreement).

b.	All Deferred Share Units except the 132,117 Units (inclusive of dividends) awarded to you on February 1, 2008, will be vested on November 28, 2008. This will entitle you to redeem 183,104 Deferred Share Units upon Deemed Departure.

c.	The redemption price will be the higher of US$13.67 or the closing price on September 9, 2008, and the closing price on the date of your Deemed Departure.

d.	Within 30 days of your Deemed Departure (as defined in 6 (a)) you will receive payment related to your Deferred Share Units.
7.	In exchange for the payments referred to above, you will provide us with a Full and Final Release in a form satisfactory to us. Brookfield’s obligations, as outlined above, will commence upon receipt of an executed copy of the Full and Final Release.

8.	All payments under this agreement will be made net of all required withholdings.
In recognition of the above payments and other considerations to be provided by Brookfield, you agree to:
1.	Provide a signed copy of this letter to indicate your acceptance of its terms and conditions.

2.	Provide Brookfield with an original executed Final Release and Indemnity.

3.	Notify Human Resources of the date on which you will commence Alternate Employment immediately upon accepting Alternate Employment.

4.	You will continue to have a fiduciary duty related to confidential information obtained during your employment with Brookfield Homes Corporation. You will also be required to notify Human Resources when you find Alternate Employment.

5.	Return any equipment or other Company property, as agreed, which you have on loan from Brookfield on November 28, 2008.

You further undertake that you have not taken unauthorized copies of any papers or documents or information in any form.
To signify acceptance, please sign the included copy of this offer and Release and return to the undersigned by November 17, 2008.
Paul, we thank you for your commitment and dedication to Brookfield Homes Corporation. Please accept our very best wishes for continued success in your future endeavors.
Yours truly,
Brookfield Homes Corporation

/s/ IAN COCKWELL
Ian Cockwell
President
Acknowledgement:
I, Paul Kerrigan, acknowledge that I fully understand and accept the terms set out in this letter and that this offer is accepted and agreed to this 17thday of November, 2008.

/s/ PAUL KERRIGAN	November 17, 2008
Paul Kerrigan	Date

/s/ SHANE PEARSON	November 17, 2008
Witness	Date